Exhibit 99.1

UGI Corporation Elects Two Directors; Announces Board Succession Plan

VALLEY FORGE, Pa., September 5, 2019 - UGI Corporation (NYSE: UGI) announced today that William J. Marrazzo and K. Richard Turner have been elected directors of UGI Corporation and its wholly owned subsidiary UGI Utilities, Inc., effective September 5, 2019.  Both Messrs. Marrazzo and Turner served as directors of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. (“AmeriGas Partners”), until the closing on August 21, 2019 of the merger transaction in which UGI acquired 100% of the publicly held common units of AmeriGas Partners.

Marvin O. Schlanger, Chairman of the Board of UGI, said, “We are excited to welcome Bill Marrazzo and Rick Turner to the UGI Board.  They bring to our Board not only their extensive experience as successful executives and public company directors but also detailed knowledge of AmeriGas through their prior service on the AmeriGas board.  We look forward to their contributions to the broader UGI business.”

Mr. Marrazzo is Chief Executive Officer and President of WHYY, Inc., a public television and radio company in the nation’s fourth largest market (since 1997). Previously, he was Chief Executive Officer and President of Roy F. Weston, Inc., a publicly traded corporation (1988 to 1997), served as Water Commissioner for the Philadelphia Water Department (1971 to 1988) and was Managing Director for the City of Philadelphia (1983 to 1984).  In addition to his service on the AmeriGas Propane, Inc. board of directors (2001 to 2019), Mr. Marrazzo previously served as a member of the Board of American Water Works Company, Inc. (2003 to 2016) and as a director of Woodard & Curran, a national engineering firm (2001 to 2011).

Mr. Turner is Managing Director of Altos Partners (formerly Altos Energy Partners), a private equity firm (since 2012), after having retired as Senior Managing Director from the Stephens Group, LLC, a private, family-owned investment firm (1983 to 2011).  In addition to his prior service on the AmeriGas Propane, Inc. board of directors (2012 to 2019), he previously served as a member of the boards of the general partner of Energy Transfer Equity, L.P. (2002 to 2018), Sunoco LP (2014 to 2018), Energy Transfer Partners, L.P. (2004 to 2011), Laney Directional Drilling, LLC (2014 to 2017) and North American Energy Partners, Inc. (2003 to 2016).

As part of its ongoing Board succession planning, UGI further announced that Mr. Schlanger has informed the Board of his intention to retire from the UGI Board at the annual meeting of shareholders to be held in January 2021, and Frank S. Hermance has been nominated to succeed Mr. Schlanger as Chairman of the Board following the 2020 annual meeting of shareholders.  In order to facilitate the transition, Mr. Schlanger has been nominated to serve as Vice Chairman following the 2020 annual meeting until his retirement in 2021.

Mr. Hermance is the retired Chairman (2001 to 2017) and Chief Executive Officer (1999 to 2016) of AMETEK, Inc., a global manufacturer of electronic instruments and electromechanical devices.  He previously served as AMETEK’s President and Chief Operating Officer (1996 to 1999).  Mr.

Hermance has served as a director of UGI and of UGI Utilities, Inc. since 2011 and as a director of AmeriGas Propane, Inc. from (2018 to 2019).  Mr. Hermance also serves as Director Emeritus of the Greater Philadelphia Alliance for Capital and Technologies, as Vice Chairman of the World Affairs Council of Philadelphia, and as an advisory board member at American Securities LLP (a private equity firm).  He previously served as a member of the Board of Trustees of the Rochester Institute of Technology (until 2016).

Mr. Schlanger commented, “We are very pleased that Frank Hermance has agreed to serve as Chairman of the UGI Board.  His experience as a chief executive and chairman of a global, technology-focused company makes him particularly well suited to guide UGI in 2020 and beyond.  I look forward to working with Frank in the coming year to ensure an effective transition.”

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally, manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

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